Exhibit 99.1

For Immediate Release	For additional information contact:
William G. Cornely or Terry E. George
At (614) 356-5000

Dominion Homes Reports Financial Results for the First Quarter of 2006

DUBLIN, Ohio – May 8, 2006 – Dominion Homes, Inc. (NASDAQ:DHOM) today announced financial results for the three months ended March 31, 2006. Highlights for the first quarter of 2006 compared to the first quarter of 2005 included:

•	A net loss of $3.9 million, or $0.49 per diluted share, versus net income of $642,000, or $0.08 per diluted share;

•	Revenues of $61.8 million, from the delivery of 315 homes, versus revenues of $92.6 million, from the delivery of 478 homes;

•	Sales of 475 homes, with a sales value of $89.3 million, versus sales of 626 homes, with a sales value of $120.8 million;

•	A backlog of 590 sales contracts, with an aggregate sales value of $118.2 million, versus a backlog of 780 sales contracts, with an aggregate sales value of $157.8 million;

•	The sale of a majority interest in Centennial Home Mortgage, LLC, to Wells Fargo Bank N.A., that resulted in a $1.8 million pretax gain ($1.1 million aftertax gain) to the Company during the first quarter of 2006.

The net loss for the first quarter of 2006 is principally due to the delivery of fewer homes than was expected and a decline in the gross profit margin due to competitive pricing pressure. Home sales generally remained slow in the Company’s markets.

Douglas G. Borror, Chief Executive Officer, commented, “Based on the level of sales we are currently experiencing, we do not expect that 2006 will be a profitable year. However, we are undertaking several initiatives to reduce the expected loss and position the Company for future success. We’ve made significant progress on our product initiatives including active adult, multi-family, and first time/move up buyer series. We remain focused on reducing overhead expenses, managing land development and acquisition costs, improving sales, and operating our business and inventories at a level consistent with reduced sales levels.”

The Company will host a conference call on May 9, 2006, at 10:00 a.m. Eastern Time to discuss these results and other developments in the business. The analyst conference call will be webcast simultaneously in listen-only mode via Dominion Homes’ website, www.dominionhomes.com. For those who cannot listen to the live webcast, an archived replay will be available at www.dominionhomes.com beginning at approximately 4:00 p.m. Eastern Time on May 9, 2006 and continuing for approximately 70 days. Interested parties may listen in by accessing the Company’s website and selecting “About Dominion Homes,” and then selecting “Investor Relations.”

Dominion Homes offers a variety of homes, which are differentiated by size, price, standard features and available options. The Company’s “The Best of Everything” philosophy focuses on providing its customers with unsurpassed products, quality, and customer service. Additional information about the Company is located on its website.

First Quarter of 2006

Net Loss

The Company recognized a net loss for the first quarter of 2006 of $3.9 million, or $0.49 per diluted share, compared to net income of $642,000 or $0.08 per diluted share for the first quarter of 2005. The loss in the first quarter of 2006 principally reflects fewer closings and a decline in the gross profit margin.

Revenues

Revenues for the first quarter of 2006 were $61.8 million, from the delivery of 315 homes, compared to $92.6 million, from the delivery of 478 homes, for the first quarter of 2005. Included in revenues for the first quarter of 2006 was $724,000 of other income, principally income from our mortgage financing services subsidiary, compared to $1.1 million of other income for the first quarter of 2005. The Company’s average price of homes delivered during the first quarter of 2006 increased to $193,800 from $191,500 during the first quarter of 2005. Selling price increases were partially offset by an increase in the use of sales discounts in certain communities and on inventory homes.

Gross Profit

Gross profit for the first quarter of 2006 was $9.1 million compared to $18.7 million for the first quarter of 2005. The reduction in gross profit is attributable to the delivery of 163 fewer homes and a 5.5% decline in the gross profit margin. We also faced pricing pressure in our markets, particularly in Columbus, where most of our competitors were offering significant discounts in late 2005 that continued during the first quarter of 2006. Gross profit for the first quarter of 2006 and 2005 was reduced by approximately $550,000 and $956,000, respectively, related to deposits and due diligence costs incurred for land we decided not to purchase and net realizable value reserves for land held for sale.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the first quarter of 2006 declined $1.2 million to $14.8 million compared to $16.0 million for the first quarter of 2005. This decrease resulted principally from continued attention to reducing all components of overhead to better align our operations with the current sales level.

Gain on Sale of Investment in Centennial Home Mortgage, LLC

On March 31, 2006 the Company, Dominion Homes Financial Services, Ltd., Wells Fargo Bank N.A. and its wholly owned subsidiary Wells Fargo Ventures, Inc. formed a new joint venture, Centennial Home Mortgage, LLC, which will operate as a full service mortgage bank for the Company’s customers and the general public. The Company recognized a gain of $1.8 million as a result of a sale of a 50.1% interest in the joint venture to Wells Fargo. The Company continues to own the remaining 49.9% interest in the joint venture. The joint venture will utilize Wells Fargo’s underwriting expertise, quality control practices, software systems, operating policies and training programs. The Company is in the process of exiting the operations of Dominion Homes Financial Services, Ltd. and expects to complete the processing of the current pipeline of loan activity by the third quarter of 2006.

Sales

The Company sold 475 homes, with a sales value of $89.3 million, during the first quarter of 2006 compared to 626 homes, with a sales value of $120.8 million, during the same period the previous year. The average home sale price for the first quarter of 2006 was $188,000 compared to $193,000 for the first quarter of 2005. Backlog at March 31, 2006 was 590 sales contracts, with a sales value of $118.2 million, compared to 780 sales contracts, with a sales value of $157.8 million, at March 31, 2005. The average sales price of homes in backlog at March 31, 2006 was $200,300 compared to $202,300 at March 31, 2005. The Company had 67 active sales communities at March 31, 2006 compared to 62 at March 31, 2005.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in national or local economic conditions, changes in federal lending programs, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

FINANCIAL HIGHLIGHTS

Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2006	2005
Revenues	$61,785	$92,643
Cost of real estate sold	52,711	73,949

Gross profit	9,074	18,694
Selling, general and administrative	14,773	16,048

Income (loss) from operations	(5,699)	2,646
Gain on sale of investment in Centennial Home Mortgage, LLC	1,800	—
Interest expense	(2,308)	(1,691)

Income (loss) before income taxes	(6,207)	955

Provision for income taxes	(2,261)	313

Net income (loss)	$(3,946)	$642

Earnings per share (loss)
Basic	$(0.49)	$0.08

Diluted	$(0.49)	$0.08

Weighted average shares outstanding
Basic	8,094,705	8,044,986

Diluted	8,094,705	8,207,768

Consolidated Balance Sheets

(In thousands)

	March 31, 2006 (unaudited)	December 31, 2005
Assets
Cash and cash equivalents	$2,442	$3,554
Accounts receivable	3,988	4,889
Real estate inventories	421,823	426,275
Prepaid expenses and other	8,827	8,792
Deferred income taxes	1,258	1,485
Net property and equipment	6,198	6,562

Total assets	$444,536	$451,557

Liabilities and Shareholders’ Equity
Note payable, banks	$215,424	$205,240
Term debt	9,300	9,300
Other liabilities	27,626	41,484

Total liabilities	252,350	256,024

Shareholders’ equity	192,189	195,533

Total liabilities and shareholders’ equity	$444,536	$451,557

Estimated Land Inventory as of March 31, 2006

Land Inventory	Finished Lots	Lots Under Development	Unimproved Land Estimated Lots	Total Estimated Lots
Owned by the Company:
Central Ohio	1,685	1,076	10,228	12,989
Kentucky	317	440	1,044	1,801
Controlled by the Company:
Central Ohio			1,793	1,793
Kentucky			200	200
Held for sale:
Central Ohio			434	434
Kentucky		46	48	94

Total Land Inventory	2,020	1,562	13,747	17,311

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